Exhibit 99.1

Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 13, 2016 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,426,338 or $.29 per basic share, for the quarter ended September 30, 2016 an increase of 18.97% from earnings for the quarter ended September 30, 2015 of $1,198,919 or $.24 per basic share. Returns on average assets and average equity for the nine months ended September 30, 2016 were 1.29% and 12.73%, respectively, compared with 2015 returns on average assets and average equity of 1.31% and 12.75%, respectively. Earnings for the nine months ended September 30, 2016 increased $276,867 or 7.57% to $3,934,183 compared to $3,657,316 for the nine months ended September 30, 2015.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "With strong lending efforts, excellent control of expenses, and greater contributions from our mortgage department, we have posted solid results for the third quarter of this year. We have experienced remarkable deposit growth throughout the year and have maintained respectable margins during an extraordinarily low and prolonged interest rate environment. We are pleased with the performance of the bank to date."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina Corporation (BKSC) Report of Earnings

	September 30,	September 30,
	2016	2015

Shares Outstanding
BKSC Common Stock	4,948,719	4,915,610

Book Value Per Share	$ 8.50	$ 7.93

Total Assets	$ 409,566,425	$ 384,559,093

3 Months Ending

Net Income	$ 1,426,338	$ 1,198,919

Basic Earnings Per Share	$.29	$.24

Diluted Earnings Per Share	$.28	$.24

Weighted Average Shares Outstanding Basic	4,931,185	4,915,610

Weighted Average Shares Outstanding Diluted	5,054,723	5,061,685

9 Months Ending

Net Income	$ 3,934,183	$ 3,657,316

Basic Earnings Per Share	$.80	$.74

Diluted Earnings Per Share	$.78	$.72

Weighted Average Shares Outstanding Basic	4,929,977	4,911,142

Weighted Average Shares Outstanding Diluted	5,058,837	5,062,695

CONTACT: Eugene H. Walpole, IV; TELEPHONE: (843) 724-1500